As filed with the Securities and Exchange Commission on October 18, 2018
Registration No. 333‑227479

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S‑1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SolarWinds Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	81-0753267 (I.R.S. Employer Identification No.)

7171 Southwest Parkway, Building 400
Austin, Texas 78735
(512) 682-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jason W. Bliss
Executive Vice President, General Counsel and Secretary
SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735
(512) 682-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
John J. Gilluly III, P.C. DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701 (512) 457-7000	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2004
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-227479
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non‑accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) promulgated under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-227479), declared effective by the Securities and Exchange Commission on October 18, 2018. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to 462(d) for the sole purpose of replacing Exhibit 1.1 and Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Exhibit No.	Description
1.1	Form of Underwriting Agreement
5.1	Opinion of DLA Piper LLP (US)
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page to the Registration Statement on Form S-1 filed by the Registrant on September 21, 2018 (File No. 333-227479) and incorporated by reference herein)
24.2
Power of Attorney for Michael Hoffmann (included on the signature page to the Registration Statement on Form S-1 filed by the Registrant on October 5, 2018 (File No. 333-227479) and incorporated by reference herein)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on October 18, 2018.

SOLARWINDS CORPORATION
By:	/s/ Kevin B. Thompson
	Name:	Kevin B. Thompson
	Title:	President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Kevin B. Thompson	President and Chief Executive Officer and Director (Principal Executive Officer)	October 18, 2018
Kevin B. Thompson

/s/ J. Barton Kalsu	Chief Financial Officer (Principal Financial and Accounting Officer)	October 18, 2018
J. Barton Kalsu

*	Director	October 18, 2018
Seth Boro

*	Director	October 18, 2018
James Lines

*	Director	October 18, 2018
Kenneth Y. Hao

*	Director	October 18, 2018
Michael Bingle

*	Director	October 18, 2018
Jason White

*	Director	October 18, 2018
Michael Hoffmann

*By:	/s/ Jason W. Bliss
Jason W. Bliss Attorney-in-Fact